To Our Shareholders:

       Pacific Century Financial Corporation reported a profit of $34.0 million and diluted earnings per share of $0.42 for the first quarter of 1998. While slightly below the corresponding figures reported at the end of last year's first quarter, these results were up from the fourth quarter of 1997 and in line with stock analysts' expectations, given the economic outlook for Hawaii and continuing uncertainties about Asia.

       On a tangible basis, earnings for the quarter were $36.5 million compared to $37.1 million for the same period last year. Tangible diluted earnings per share for the quarter were $0.45 compared to $0.46 for 1997's first quarter and $0.44 for 1997's fourth quarter. Your company's total assets at the end of March 1998 were $14.8 billion, up from $14.0 billion at March 31, 1997.

       At the annual meeting of shareholders held April 24, 1998, shareholders approved four proposals, including (1) the election of four Class III directors for 3-year terms expiring in 2001 (Mary G.F. Bitterman, Herbert M. Richards, Jr., H. Howard Stephenson, and Stanley S. Takahashi); (2) the election of Ernst & Young, LLP as Independent Auditor for fiscal year 1998; (3) approval of an amendment to the Pacific Century Stock Option Plan of 1994 providing for issuance of replacement options to certain employees of California United Bank and for the issuance of stock compensation in future mergers or acquisitions; and (4) approval of a change in the state of incorporation from Hawaii to Delaware.

       The company's board of directors declared a quarterly cash dividend for the first quarter of 16 1/4 cents per share on the outstanding common stock. The dividend will be payable on June 12, 1998 to shareholders of record at the close of business on May 22, 1998.

       In light of Hawaii's continuing economic doldrums, management's near-term focus will be on improving efficiency and enhancing revenues through expense reduction and process improvement. Pacific Century has launched a two-year reorganization and restructuring program to accelerate expense reduction and improve efficiency. Upon regulatory approval, the program will see the merger of First Federal Savings & Loan Association of America with Bank of Hawaii, the closing of approximately 25 branches in Hawaii, and a comprehensive customer-focused redesign process in 1999. Through strategic alliances and rationalization of delivery channels in the State of Hawaii, as well as initiatives relating to the company's corporate charters and the merger of its two mainland subsidiaries, Pacific Century expects to achieve significant operating efficiencies and expense reductions. Subsequent to receiving the necessary regulatory approvals and identifying the branches to be closed, Pacific Century will quantify and realize a restructuring cost.

       The value of your investment in Pacific Century Financial Corporation continues to be our utmost priority. We have set a goal to lower (improve) our efficiency ratio to 55% by the end of year 2000 and to achieve significant efficiencies in our processes, our delivery systems and our structure. I pledge to you that we are committed to doing what it takes to achieve these goals.

Sincerely,

/c/  LAWRENCE M. JOHNSON

Lawrence M. Johnson
Chairman and Chief Executive Officer


Corporate Offices:
Financial Plaza of the Pacific
130 Merchant Street
Honolulu, Hawaii  96813

Investor or Analyst Inquiries:
David A. Houle, Executive Vice President, Treasurer and Chief
Financial Officer
(808) 537-8288

or

Sharlene K. Bliss
Investor Relations
(808) 537-8037

or

Cori C. Weston
Corporate Secretary
(808) 537-8272

      Highlights  (Unaudited)                                    Pacific Century Financial Corporation and subsidiaries
      ------------------------------------------------------------------------------------------------------------------
                                                                                                  March 31     March 31
                                                                                                      1998         1997
      ------------------------------------------------------------------------------------------------------------------
      Return on Average Assets                                                                        0.95%        1.04%
      ------------------------------------------------------------------------------------------------------------------
      Return on Average Equity                                                                       12.11%       13.40%
      ------------------------------------------------------------------------------------------------------------------
      Average Spread on Earning Assets                                                                4.29%        3.99%
      ------------------------------------------------------------------------------------------------------------------
      Average Equity/Average Assets                                                                   7.81%        7.77%
      ------------------------------------------------------------------------------------------------------------------
      Book Value Per Common Share                                                                   $14.27       $13.38
      ------------------------------------------------------------------------------------------------------------------
      Loss Reserve/Loans Outstanding                                                                  1.90%        1.98%
      ------------------------------------------------------------------------------------------------------------------



      Common Stock Price Range                                                           High          Low     Dividend
      1997.............................                                                $28.06       $20.31       $0.625
      1998 First Quarter...............                                                $25.13       $20.31      $0.1625
      ==================================================================================================================


      Consolidated Statements of Income (Unaudited)
      ------------------------------------------------------------------------------------------------------------------
                                                                                                  3 Months     3 Months
                                                                                                     Ended        Ended
                                                                                                  March 31     March 31
      (in thousands of dollars except per share amounts)                                              1998         1997
      ------------------------------------------------------------------------------------------------------------------
      Total Interest Income                                                                       $273,066     $250,169
      Total Interest Expense                                                                       131,348      125,134
      ------------------------------------------------------------------------------------------------------------------
      Net Interest Income                                                                          141,718      125,035
      Provision for Possible Loan Losses                                                            18,303        5,088
      ------------------------------------------------------------------------------------------------------------------
      Net Interest Income After Provision for Loan Losses                                          123,415      119,947
      Total Non-Interest Income                                                                     52,864       41,701
      Total Non-Interest Expense                                                                   121,703      106,061
      ------------------------------------------------------------------------------------------------------------------
      Income Before Income Taxes                                                                    54,576       55,587
      Provision for Income Taxes                                                                    20,556       20,106
      ------------------------------------------------------------------------------------------------------------------
            Net Income                                                                             $34,020      $35,481
      ==================================================================================================================
      Basic Earnings Per Share                                                                       $0.43        $0.45
      Diluted Earnings Per Share                                                                     $0.42        $0.44
      Basic - Weighted Average Shares                                                           79,881,229   79,438,552
      Diluted - Weighted Average Shares                                                         80,735,604   80,542,522
      ------------------------------------------------------------------------------------------------------------------

      Consolidated Statements of Condition (Unaudited)
      ------------------------------------------------------------------------------------------------------------------
                                                                                     March 31  December 31     March 31
      (in thousands of dollars)                                                          1998         1997         1997
      ------------------------------------------------------------------------------------------------------------------
      Assets
      Interest-Bearing Deposits                                                      $425,637     $335,847     $547,722
      Investment Securities
         (Market Value of $3,805,037, $3,874,505, and $3,718,250 respectively)      3,800,428    3,871,485    3,723,139
      Funds Sold                                                                      119,480       80,457       72,499
      Loans                                                                         9,403,406    9,498,408    8,753,384
        Unearned Income                                                              (202,865)    (209,721)    (182,472)
        Reserve for Loan Losses                                                      (175,194)    (174,362)    (170,059)
      ------------------------------------------------------------------------------------------------------------------
      Net Loans                                                                     9,025,347    9,114,325    8,400,853
      ------------------------------------------------------------------------------------------------------------------
          Total Earning Assets                                                     13,370,892   13,402,114   12,744,213
      Cash and Non-Interest Bearing Deposits                                          586,746      795,332      532,009
      Premises and Equipment                                                          285,916      288,358      269,506
      Other Assets                                                                    514,261      509,660      441,066
      ------------------------------------------------------------------------------------------------------------------
          Total Assets                                                            $14,757,815  $14,995,464  $13,986,794
      ==================================================================================================================

      Liabilities
      Deposits                                                                     $9,435,399   $9,607,695   $9,101,050
      Securities Sold Under Agreements to Repurchase                                2,304,423    2,279,124    1,995,206
      Funds Purchased                                                                 559,573      710,472      376,688
      Short-Term Borrowings                                                           259,604      226,127      381,039
      Other Liabilities                                                               370,738      349,050      373,057
      Long-Term Debt                                                                  684,782      705,789      698,350
      ------------------------------------------------------------------------------------------------------------------
          Total Liabilities                                                        13,614,519   13,878,257   12,925,390

      Shareholders' Equity
      Common Stock ($2 par value), authorized 200,000,000 shares;
          issued and outstanding,  March 31 - 80,140,398;
          December 1997 - 79,684,553; March 1997 - 39,685,182;                        160,281      159,369       79,370
      Capital Surplus                                                                 176,496      168,920      174,180
      Accumulated Other Comprehensive Income                                          (28,193)     (24,766)     (19,237)
      Retained Earnings                                                               834,712      813,684      827,091
      ------------------------------------------------------------------------------------------------------------------
          Total Shareholders' Equity                                                1,143,296    1,117,207    1,061,404
      ------------------------------------------------------------------------------------------------------------------
          Total Liabilities and Shareholders' Equity                              $14,757,815  $14,995,464  $13,986,794
      ==================================================================================================================